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                                     EXHIBIT 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED HEREIN HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION AND IS SUBJECT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 24B-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

                     CARDIAC CATHETERIZATION LABORATORY FACILITY
                        AND ADMINISTRATIVE SERVICES AGREEMENT

      THIS CARDIAC CATHETERIZATION LABORATORY FACILITY AND ADMINISTRATIVE SERVICES AGREEMENT (the "Agreement") is made and entered into on the [ ] day of January, 1996, but shall be effective as of the date set forth in paragraph 8 ("Effective Date"), by and between RAYTEL MEDICAL CORPORATION, a Delaware corporation ("Administrator"), and STANFORD HEALTH SERVICES, a California non-profit public benefit corporation ("Medical Provider"), with respect to the following facts:

                                       RECITALS

      A. As of the Effective Date, Administrator will have a Heart Center, which will include a cardiac catheterization laboratory facility located at 3300 Capital Avenue, Fremont, California consisting of approximately 4,000 square feet (the "Medical Facility"). Prior to the Effective Date, Administrator will place, in the Medical Facility all appropriate equipment, furnishings and supplies for a freestanding cardiac catheterization laboratory at the Medial Facility. Prior to the Effective Date, Administrator hire personnel to provide non-physician administrative and medical services to support the freestanding cardiac catheterization laboratory.

      B. Medical Provider is duly licensed and desires to utilize the Medical Facility for the purpose of rendering professional medical services at the freestanding cardiac catheterization laboratory.

      C. Administrator is responsible for the initial and continuing licensure of the Medical Facility as a freestanding cardiac catheterization laboratory under applicable California statutes and administrative regulations.

      D. The name of the Medical Facility will be The Raytel Heart Center. Professional services will be provided by certain members of the Stanford University School of Medicine faculty.

      E. Administrator will be responsible for and will bill for the technical component of cardiac catheterization services rendered in the Medical Facility. Medical Provider will be responsible for and will bill for the professional component of such services.

      F. The parties intend to enter into discussions concerning expansion of the Medical Facility into a full service diagnostic cardiovascular center within six (6) months of the execution of this Agreement.


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                                      AGREEMENT

      Now, THEREFORE, in consideration of the foregoing, the parties hereto mutually agree as follows:

1.    ADMINISTRATORS MEDICAL FACILITY.

      1.1 SPACE, FACILITIES AND EQUIPMENT. Administrator agrees to allow Medical Provider access to the space, facilities and equipment located in the Medical Facility for use by Medical Provider in providing cardiac catheterization services and such other diagnostic cardiovascular services as may be offered at the Medical Facility in the future, subject to the applicable terms and provisions set forth herein. The space and facilities are described on Exhibit 1.1-a. to this Agreement (Catheterization Laboratory"). The equipment is described on Exhibit 1.1-b. to this Agreement ("Catheterization Equipment"). Administrator will repair or replace the space, facilities and equipment described on Exhibits 1.1-a and 1.1-b as necessary to comply with the applicable legal and regulatory standards, as determined by Administrator in consultation with the Medical Director identified below. The parties agree and acknowledge that for purposes of supporting the provision of high quality medical services in the professional component of cardiac catheterization the space, facilities and equipment being made available under this Agreement are on an exclusive basis to physicians credentialed by or through Medical Provider, as agent of Administrator, in the manner mutually determined by the parties. Where Administrator reasonably requests, the parties shall meet and confer to identify and consider initiation of credentialing of additional providers not affiliated with Medical Provider; PROVIDED, HOWEVER, that this shall only be done with the consent of the Medical Provider, and PROVIDED FURTHER that such additional providers shall be clearly identified to the public as not affiliated with Medical Provider unless otherwise agreed to by Medical Provider. Administrator shall have no obligation to provide any equipment other than that equipment located in the Medical Facility as of the Effective Date as described in Exhibit 1.1-b., except as shall be mutually agreed between the parties or as set forth above.

      1.2 USE. Medical Provider shall use the Catheterization Laboratory solely for the purpose of providing the professional component of Cardiac Catheterization services in the Medical Facility, including any activities necessary and incidental thereto. Administrator shall have reasonable use of the Medical Facility for the purpose of providing the technical component of cardiac catheterization services, performing Administrator's services pursuant to this Agreement and such other related activities as may be appropriate under this Agreement. Administrator reserves the right to introduce additional cardiovascular services ("Additional Services") in the Medical Facility; PROVIDED, HOWEVER, that any Additional Services in the Medical Facility shall only be offered with the consent of the Medical Provider.

      1.3 UTILITIES. Administrator agrees to furnish to the Medical Facility utilities, including electricity for lighting, machines and equipment used pursuant to this Agreement and heat, air conditioning, water, gas, and power, including appropriate backup and emergency power.
Administrator shall not be liable for stoppage or interruption of any such services or

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utilities caused by riots, strikes, labor disputes, accidents, necessary repairs or any conditions beyond Administrator's control. In no event shall Administrator be liable for any consequential damages resulting from stoppage or disruption, unless such damamges arise as a result of Administrator's negligent act or omission.

      1.4 MAINTENANCE AND REPAIRS. Administrator shall provide appropriate, ordinary and routine housekeeping, maintenance, repair and janitorial services to maintain the Medical Facility and the equipment located therein in a clean, and safe operating condition and in good repair, allowing for normal wear and tear. Medical Provider shall use reasonable efforts to promptly notify Administrator of any defect requiring maintenance or repair which is noted by Medical Provider in the course of providing professional services; PROVIDED, HOWEVER, that such responsibilities shall not mitigate Administrator's duty pursuant to this Agreement to maintain the Medical Facility and all equipment in safe operating condition.

      1.5 SUPPLIES AND EQUIPMENT SERVICING. Administrator shall provide and arrange for the provision of medical supplies and for routine maintenance of all medical equipment for Medical Provider's operation at the Medical Facility. Medical Provider will consult with Administrator as to medical supplies upon reasonable request.

      1.6    PERSONNEL.

             1.6.1 ADMINISTRATOR PERSONNEL. Administrator shall provide the services of non-physician medical and administrative staff and personnel for the proper operation of the Catheterization Laboratory to support Medical Provider's provision of the professional component of cardiac catheterization at the Medical Facility. Administrator shall have sole responsibility for payment of all wages, salaries or other benefits for such personnel. Such personnel shall operate under the direction and control of Administrator, in consultation with Medical Provider, provided that all medical activities will be under appropriate supervision by Medical Provider. All hiring and termination of such personnel shall be done by Administrator, in consultation with Medical Provider; PROVIDED, HOWEVER, that nothing herein shall be construed as creating any employer-employee relationship between Medical Provider and Administrator's employees.

             1.6.2 MEDICAL PERSONNEL. Licensed non-physician medical personnel involved in patient care in the Catheterization Laboratory will be employed by Administrator, including all such medical staff and other personnel as shall be appropriate for the proper operation of the Catheterization Laboratory, and which is otherwise required by applicable law and regulations. Administrator will have the sole responsibility for payment of all wages, salary or other benefits for such personnel. Such personnel shall operate under the direction and control of Administrator, except as to any patient care related activities which, by law or regulation, require general or specific supervision or direction by a licensed physician, in which case such direction or supervision shall be the responsibility of Medical Director or of the physician responsible for the specific cardiac catheterization procedure. All hiring and termination of such personnel shall be done by Administrator, in consultation with Medical Provider and with the

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approval of the Medical Director as to the professional qualifications of all licensed non-physician medical personnel.

      1.7 SITE SELECTION. Administrator will consult with Medical Provider upon the selection of the site for the Medical Facility, within the general Fremont, California area. The parties recognize that location of the site will be a factor for licensure of the Medical Facility, and will be weighted accordingly.

      1.8 STANDARDS. The space, facilities and equipment provided by Administrator under paragraph 1.1 above and the supporting services provided under paragraphs 1.3, 1.4, 1.5 and 1.6 shall be consistent with industry standards and appropriate to support the provision of professional cardiac catheterization services by Medical Provider of an appropriate level of quality.

2.    ADMINISTRATIVE SERVICES.

      2.1 ACCOUNTING. Each party shall provide its own billing services, collection services, and related accounting services relating to its component of the cardiac catheterization services provided at the Medical Facility. In addition, Administrator will provide a monthly accounting of services rendered in the Medical Facility to Medical Provider. In addition, Administrator (with the cooperation of Medical Provider) will capture and make available to Medical Provider on a timely basis patient, procedure, insurer and other demographic information reasonably required for billing for services performed.

      2.2 MEDICAL RECORDS. Administrator shall provide services to maintain patient medical records, but Medical Provider is obligated to prepare the patient records in accordance with the customary medical practice procedures. Appropriate medical records will be provided in duplicate original or in such other form as may be needed by Medical Provider to maintain a separate system of medical records of patients treated at the Medical Facility.

      2.3 ANCILLARY SERVICES. Administrator shall provide or arrange for clinical services to support Medical Provider's cardiac catheterization services at the Medical Facility as mutually agreed.

      2.4 TECHNICAL SUPPORT. Administrator shall provide or arrange for the provision of technical manuals, operating procedures and instructions on the equipment used in the Medical Facility, and certain other policies or procedures determined reasonably necessary by Administrator for the operation of the Medical Facility; PROVIDED, HOWEVER, that none of the foregoing shall interfere with the medical judgment and responsibility of Medical Provider and the physicians providing services at the Medical Facility.

      2.5 OTHER. Administrator shall provide such other administrative or support services as may be reasonably required from time to time.


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3.    MARKETING SERVICES.

      3.1 MARKETING AND SALES. Administrator agrees to undertake the marketing of the Medical Facility. Such marketing shall include, promotional materials, support brochures, patient information brochures, physician brochures, direct physician contact and other patient literature and general education among physicians in the community regarding the Medical Facility and freestanding cardiac catheterization. General marketing activities are set forth on Exhibit 3.1, and all marketing activities actually undertaken by Administrator shall be subject to the approval of Medical Provider, and Administrator will, as an express condition of this Agreement, perform such activities and Medical Provider will, as an express condition of this Agreement, support such activities by permitting certain physicians associated with Medical Provider to meet with managed care and other payors as well as other clinicians for purposes of educating them about free-standing cardiac catheterization services, and the Medical Facility. In addition, Administrator and Stanford Health Services, Department of Health Plan Services shall each be responsible for negotiation of appropriate agreements with managed care organizations for the provision of services to members or beneficiaries of such organizations at the Medical Facility. Notwithstanding the foregoing, it is the intent of both parties to, where requested by payors, jointly present a program of services to managed care organizations and other buyers of healthcare services; PROVIDED, HOWEVER, that no party shall have the authority to commit the other to any contract obligation or agreement. The parties will use the names of Stanford faculty and their respective clinical titles at Stanford University School of Medicine in connection with marketing relating to the Medical Facility; PROVIDED that such name use is limited to identifying that such Stanford faculty are providing the physician professional component of cardiac catheterization services at the Medical Facility. Administrator may similarly use such information in connection with its application for licensure of the Medical Facility; PROVIDED, HOWEVER, that in no way will such name be used in the name or licensure status of the Medical Facility and PROVIDED FURTHER that Medical Provider shall have the right of prior review and approval of such license applications and materials. Medical Provider shall have a right of prior approval of all marketing materials, which approval shall not be unreasonably delayed or withheld. Any such request for approval by Administrator shall be returned to Administrator within 10 business days of such request by Medical Provider. No party shall issue any public announcement or press release concerning the terms of this Agreement or the relationship of the parties, without the prior approval of the other party, PROVIDED, HOWEVER, that where in the opinion of counsel of either party, such announcement or press release is required by applicable law such announcements or press releases may be made, without such prior approval, provided that a draft of such announcement or press release and the reasonable opportunity to comment thereto is provided to the other party. Administrator and Medical Provider shall comply with all laws and regulations or other requirements of any and all governmental and/or quasi-governmental authorities directly or indirectly affecting the marketing, sale or education regarding medical care provided at the Medical Facility. In addition, where required by applicable law, rule or regulations, the parties will make reasonable and appropriate disclosure to patients or payors of their relationship as to the technical and the professional component of Cardiac
Catheterization services.   Notwithstanding the foregoing, Administrator
understands that any use of the Stanford name is subject to the approval of the Dean of the Stanford University School of Medicine and that any use of the Stanford name in


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connection with this Agreement shall cease, without penalty, upon thirty (30)
days' prior notice from Medical Provider.

4.    MEDICAL PROVIDER'S MEDICAL ACTIVITIES.

      4.1 PROFESSIONAL MEDICAL SERVICES. Medical Provider shall provide the professional component of cardiac catheterization services at the Medical Facility, for patients whose patient profile indicates that treatment in a freestanding facility is appropriate, as determined by Medical Provider in consultation with the patient's attending cardiologist ("Medical Services"). Medical Provider shall ensure that one board certified and otherwise qualified cardiologist is physically present in the Medical Facility, consistent with a schedule mutually agreed to by the parties. These Medical Services shall be performed in accordance with the applicable standards of professional skill and conduct. Medical Provider may provide one or more physicians to help Medical Provider perform the Medical Services. Medical Provider shall not use interns or residents to provide medical services in the Medical Facility as the sole or primary provider of such services, but may involve interns or residents as assistants or as observers in the course of medical education functions, subject to appropriate patient consent. Medical Provider shall supply a medical director acceptable to Administrator, expert in cardiac catheterization ("Medical Director"). The Medical Director may be changed, from time to time, by Medical Provider with consultation with the Administrator. Medical Director shall be responsible for ensuring that the Medical Services are performed by appropriately qualified physicians, as appropriate and required by applicable law, regulations and customary medical standards. Medical Director's duties shall include those services described on Exhibit 4.1 hereto and such other duties as the parties shall mutually determine to be appropriate and as added from time to time to Exhibit 4.1 hereto. Administrator shall pay Medical Provider an amount equal to the
fixed sum of [      ] per year for the services of the Medical Director, in
equal monthly installments without withholding for taxes.

      4.2 LICENSURE. Medical Provider shall establish operating, technical and medical standards and procedures for the professional component of Medical Services and shall enforce same through credentialing and quality assurance programs.

      4.3 COOPERATION WITH OVERSIGHT ACTIVITIES. The parties acknowledge that Administrator has no control under this Agreement over the professional component of Medical Services at the Medical Facility or of the practice of medicine by licensed physicians and that Medical Provider has no control under this Agreement over the technical component of services at the Medical Facility; however, the parties agree that Administrator shall have the right to periodically review the operations of the Medical Facility to ensure that the health needs of the community with respect to cardiac catheterization in a freestanding facility are being adequately served. Medical Provider agrees to cooperate with Administrator in periodic oversight reviews of the operations of the Medical Facility.


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      4.4    SCHEDULING.  The administrative component of patient consultation, diagnostic workup, scheduling of procedures and other steps in evaluation and pre-catheterization shall be the responsibility of Administrator, based on procedures mutually agreed to by the parties.

5.    PATIENT RECORDS.

      Subject to paragraph 2.2 above, all patient medical records shall be maintained by each party for such periods of time as may be legally required. Each party shall provide copies of such patient medical records to third parties in accordance with applicable law.

6.    INDEPENDENT PARTIES.

      It is understood and agreed that Medical Provider is acting as an independent provider of medical services with respect to performing all Medical Services at the Medical Facility and that no relationship of employer-employee, joint venture or agency shall be implied or created by this Agreement. Each party shall be fully responsible for its own taxes, salaries, vacation pay, sick leave, retirement, social security, workers compensation, disability, unemployment insurance and deferred compensation plans, for the party and for any employees of the party. Neither party shall control or direct the methods by which the other party performs its duties and obligations pursuant to this Agreement, subject to enforcement of the rights and obligations set forth herein.

7.    BILLING AND COMPENSATION.

      7.1 BILLING FOR SERVICES. Administrator will bill for and collect the technical component for all cardiac catheterization services rendered at the Medical Facility. Medical Provider will bill for and collect the professional component for cardiac catheterization services rendered at the Medical Facility by credentialed physicians for whom Medical Provider is lawfully entitled to bill; other credentialed physicians, who have been credentialed and otherwise approved by Medical Director to provide services at the Medical Facility, will bill and collect directly or through an agent for the professional component in their own names.

      7.2 MANAGED CARE CONTRACTING. The parties shall cooperate in the entry into managed care contracts for cardiology services in the Medical Facility, including (where mutually agreed to) contracts for capitated, bundled or global payment for such services; PROVIDED, HOWEVER, that neither party shall have the authority to commit the other to any such contract, each party being responsible for negotiating and executing each of their respective contracts. Appropriate disclosure will be made to payors of the allocation between Administrator and Medical Provider of any global, capitated or similar payment.

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      7.3    COMPENSATION TO ADMINISTRATOR.  The parties acknowledge that
Administrator's marketing activities provided by Administrator under paragraph
3.1 are not paid for by technical component reimbursement.  Accordingly, Medical
Provider agrees to pay to Administrator the sum of [                 ] annually,
in twelve equal monthly installments of [        ] for the first twelve (12)
months after the Effective Date as fair market value consideration for marketing services provided to Medical Provider.

8.    TERM.

      8.1  This Agreement shall begin on the Effective Date for a term of one
(1) year ("Initial Term") and shall automatically thereafter renew for successive one (1) year terms ("Successive Terms"), subject to termination in accordance with the following:

      8.2 EFFECTIVE DATE. This Agreement shall become effective as of the day the Medical Facility is licensed, open and available for the provision of cardiac catheterization services ("Effective Date").


      8.3 TERMINATION WITHOUT CAUSE. Notwithstanding the foregoing, either party may terminate this Agreement effective at the end of each 12 month period beginning with the Effective Date without cause by giving the other party sixty
(60) days advance written notice, during the Initial Term and ninety (90) days during any Successive Term subject to paragraph 8.7.

      8.4 TERMINATION WITH CAUSE. Either party may terminate this Agreement upon thirty (30) days prior written notice for any material breach under this Agreement, if said breach is not cured within such thirty (30) day period.

      8.5 IMMEDIATE TERMINATION. This Agreement shall, at the option of either party, terminate immediately upon written notice (i) upon the loss of licensure of the Medical Facility to perform freestanding cardiac catheterization services, or Medical Facility's or Administrator's failure to obtain or maintain Medicare certification to supply freestanding cardiac catheterization services at the Medical Facility; (ii) upon the suspension, curtailing or revocation of Medical Provider's right to provide medical services in the State of California; (iii) if Administrator determines, on or before March 31, 1996 that appropriate state licensure of the Medical Facility, consistent with the terms and conditions of this Agreement, will not be obtained; (iv) if Administrator determines, on or before March 31, 1996 that appropriate certification by the Medicare Program of the Medical Facility, consistent with the terms and conditions of this Agreement, will not be obtained; (v) if licensure of the Medical Facility by the Department of Health Services of the State of California as a freestanding cardiac catheterization Laboratory is not obtained effective prior to June 30, 1996 or (vi) if Administrator does not have sole ownership and control of the legal entity holding the license under which cardiac catheterization services are provided at the Medical Facility June 30, 1996.

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      8.6    EFFECT OF TERMINATION.  The termination of this Agreement shall not release or discharge either party from any obligation, debt or liability which shall have previously accrued and remains to be performed on the effective date of termination. The provisions of Sections 5, 8.7, 9.4 and 11.7 shall expressly survive the termination.

      8.7 RESTRICTIVE COVENANT. The party who invokes termination without cause under paragraph 8.3 during the Initial Term or any Subsequent Term (but
not the other party) shall not compete for [     ] years within the Service
Area as described in Exhibit 8.7, in the case of Administrator, by providing the administrative or technical component of cardiac catheterization services, at any location other than the Medical Facility or, in the case of the Medical Provider, by providing the professional component of cardiac catheterization services in or to any freestanding cardiac catheterization facility within the Service Area.

9.    INSURANCE:INDEMNIFICATION.

      9.1 PREMISES AND GENERAL LIABILITY INSURANCE. During the term of this Agreement, Administrator, at its expense, shall maintain adequate and customary casualty insurance, premises liability insurance and general liability insurance for the Medical Facility as well as liability insurance covering Administrator as to the provision of the technical component of cardiac catheterization services at the Medical Facility, each such policy maintaining coverage limits in a minimum amount of Five Million Dollars.

      9.2 PROFESSIONAL LIABILITY INSURANCE. During the term of this Agreement, Medical Provider shall maintain and pay for Medical Provider's malpractice liability insurance coverage in an amount of two million dollars per occurrence and six million dollars in the aggregate, for any medical practice by Medical Provider at the Medical Facility. Such insurance may be obtained through a policy of self-insurance.

      9.3 EVIDENCE OF COVERAGE. Each party shall furnish the other with written evidence of its compliance with paragraph 9.1 and 9.2, respectively, annually and/or upon reasonable request and will provide the other with immediate written notice of any material change, alteration, modification or cancellation of such coverages.

      9.4 INDEMNIFICATION. Each party agrees to indemnify and hold harmless the other party from any claim, liability, or loss resulting from the willful, wrongful or negligent act or omission of the indemnifying party, its agents or employees. Each party shall notify the other immediately in writing of any claim of injury or damage related to activities performed pursuant to this Agreement, whether the claim is verbal or written, or whether informal or by summons and complaint. The parties shall cooperate with each other in the investigation and disposition of any claim arising out of the activities pursuant to this Agreement, provided that nothing shall require either party to disclose any documents, records or communications which are protected under the peer review privilege, the attorney-client privilege or the attorney work-product privilege. The provisions of this
Section 9.4 shall survive the termination of this Agreement.

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10    OTHER SITES AND OTHER SERVICES AND LICENSURE.

      10.1   OTHER SITES.  While this Agreement remains in effect,
Administrator will not provide services similar to those provided under this Agreement to any other freestanding cardiac catheterization laboratory which is operated within the Service Area described in Exhibit 8.7. During the term of this Agreement, Medical Provider will not, directly or indirectly, own, operate, or provide medical services at any other freestanding Cardiac Catheterization Laboratory which is within the Service Area described in Exhibit 8.7.

      10.2 OTHER SERVICES. Not later than six (6) months after the execution of this Agreement, the parties shall enter into discussions concerning the expansion of the Medical Facility into a full service diagnostic cardiovascular facility.

      10.3 LICENSURE. Administrator will keep Medical Provider apprised of the licensure process for the Medical Facility in a timely manner and appropriate representatives of Medical Provider may be involved in such process where appropriate. Notwithstanding the foregoing, to the extent that Medical Provider's associated physicians' names are to be used in connection with the licensure process, Medical Provider shall have a right to preapprove all such references.


11.   GENERAL PROVISIONS.

      11.1 ENTIRE AGREEMENT: MODIFICATION. This Agreement contains the entire agreement between the parties relating to the subject matter contained herein. This Agreement may be changed or supplemented only by a written instrument signed by both parties.

      11.2 NOTICES. All notices, requests, demands and other communications required or permitted to be given under the terms of this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally delivered by messenger service with confirmation or if given by registered or certified mail at the addresses of the parties as set forth on the signature page.

      11.3 SEVERABILITY. If any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions hereof shall remain in full force and effect and shall in no way be effected, impaired or invalidated.

      11.4 GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of California.

      11.5 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed an original; such counterparts shall together constitute but one agreement.


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      11.6   ATTORNEYS' FEES.  Should any party hereto employ an attorney for the purpose of enforcing or construing this Agreement, or any judgment based on this Agreement, in any legal proceedings whatsoever, including insolvency, bankruptcy, arbitration, declaratory relief or other litgation, the prevailing party shall be entitled to receive from the other party thereto reimbursement for reasonable attorneys' fees and all costs, including but not limited to service of process, filing fees, court and court reporter costs, investigative costs, expert witness fees, and the cost of any bonds whether taxable or not, and that such reimbursement shall be included in any judgment or final order issued in that proceeding. The "prevailing party" means the party determined by the court or arbitrator to most prevail and not necessarily the one in whose favor a judgment is rendered.

      11.7 CONFIDENTIAL INFORMATION. During the term of this Agreement, each of the parties may have access to certain confidential or proprietary information of the other party. Confidential and proprietary information includes, but is not limited to, this Agreement, the materials referred to in paragraph 2.4 above and in 3.1 above. The parties may, where reasonable, designate other documents or information as confidential or trade secrets. As to any such information, the parties agree that: (i) the information will not be disclosed to third parties, except where required by law; (ii) the information will not be used during the term of this Agreement other than for purposes of the Medical Facility as contemplated by this Agreement; and (iii) upon termination of this Agreement, each party will return to the other all originals and all copies of such information. Nothing in paragraph 3.1, this paragraph 11.7, or elsewhere in this Agreement shall prevent either party from disclosing the existence, nature or terms of this Agreement and the identity of the parties, as and to the extent required in any governmental or regulatory agency filing, including but not limited to state or federal securities filings, subject only to Medical Provider's specific rights hereunder to review and approve of licensure materials related to the Medical Facility and to review and have an opportunity to comment on any and all public announcements or press releases that are required by law (as described in Section 3.1 hereof), and in all other cases, approve such public announcements or press releases concerning the terms of this Agreement or the relationship of the parties.

      11.8 DISPUTE RESOLUTION. Any disputes between the parties which cannot be mutually resolved shall be submitted to arbitration in accordance with the California Arbitration Act (C.C.P. Section 1280, ET. SEQ.).

      11.9 ASSIGNMENT. This Agreement may not be assigned and duties hereunder may not be delegated without the prior written consent of the other party, except that Administrator may assign this Agreement to a subsidiary, provided only that either the subsidiary has assets and net worth satisfactory to Medical Provider or Administrator executes a guarantee, in a form reasonably satisfactory to Medical Provider, of its subsidiary's obligations under this Agreement. In the event a majority or greater stock interest or all or substantially all of a party's assets are sold or transferred in a single transaction or in a series of related transactions within one (1) year, the other party shall be entitled to written notice describing the general terms of the sale or transfer and detailed information about the purchaser or purchasers ("Notice of Sale") and shall have the right to terminate this Agreement by written notice, provided such notice is given within ninety (90) days of receipt of the Notice of Sale.


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      11.10  COMPLIANCE WITH LAW.  In the event any federal, state or local legislative or regulatory authority adopts a law, rule, regulation or policy, procedure or interpretation thereof which would require a material change in the parties' obligations under this Agreement or the subject matter of this Agreement, upon the request of either party, the parties shall enter into good faith negotiations for the purpose of establishing such amendments or modifications as may be appropriate to accommodate the new requirements or change in circumstances while preserving the original intent of this Agreement to the greatest extent possible. If, after thirty (30) days of such negotiations, the parties are unable to reach an agreement as to how or whether this Agreement, shall continue, either party may terminate this Agreement upon thirty (30) days prior written notice.

      IN WITNESS WHEREOF, the parties have executed this Agreement, which Agreement shall be effective as of and on the date as set forth above.


STANFORD HEALTH SERVICES                  RAYTEL MEDICAL CORPORATION
MEDICAL PROVIDER                          ADMINISTRATOR



By /s/ Illegible                          By /s/ Allen Zinberg
  ---------------------------------       ------------------------------------
       Its                                    Its President

Address:  300 Pasteur Drive               Address:  7 Waterside Crossing
          Stanford, California 94305                Windsor, Connecticut 06095
          Attn: Chief Executive Officer             Attn: President


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                                     EXHIBIT 1.1a

                                 SPACE AND FACILITIES

      The space within a building tentatively to be located at 3300 Capital Avenue, Fremont, California, consisting of approximately 4,000 square feet and containing:

      Cardiac Cath Lab
      Control Room
      Patient Holding Area
      Recovery
      Exam Rooms
      Consultation Room
      Physician Office
      Viewing Room
      Processing Room
      Bathrooms
      Dressing
      Administrative Space
      Reception

                                     EXHIBIT 1.1b

Philips H3000 Cardiac Cath Lab

                                     EXHIBIT 3.1

                      MARKETING PLAN FOR THE RAYTEL HEART CENTER


The attached document is an outline of the activities Raytel Medical Corporation and John Goodman & Associates intend to undertake in the formulation and implementation of a comprehensive marketing plan for the Raytel Heart Center. Approximate time frames are included which coincide with the projected schedule to open the facility.

The formulation of the marketing/business plan will be divided into two steps:

      1.     Comprehensive Market Assessment
      2.     Strategic Marketing & Business Plan

Market Assessment

The first step of the market assessment will be for the parties and the consultant engaged by Raytel to have a general meeting to discuss the focus and objectives of the assessment. The goal of the assessment will be for the consultant to develop, and obtain information from third parties and based on its own resources like the following:

      1.     Utilization profiles
      2.     Population profiles
      3.     Physician population
      4.     Patient origins
      5.     List of all managed care contracts
                     utilization
                     reimbursement
                     length of stay
                     costs

Most demographic, population, financial, ethnic, growth, utilization and general volume information is available through either California or Federal census publication data.

The next phase of the market assessment is the physician interviews. Primary care physicians and cardiologists in the primary and secondary service areas will be surveyed. This will be accomplished where possible through individual interviews. Telephone surveys may also be used to reach some physicians. It is expected that approximately 200 individual doctors will be contacted. The assessment and all surveys will be conducted by John Goodman & Associates.

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Some of the basic questions for primary care physicians are:

      1.     Preference for cardiac services
      2.     Preference for interventional services
      3.     How local services compare
      4.     Managed care relations/contracts
      5.     Use of new facility

A similar survey will be developed for all specialists we identify in the service area that we both feel appropriate to contact, with a view to see who might be a candidate to work with the center.

In addition to primary care physicians and specialists, a separate managed care survey plan will be developed. The state of California HMO agency can provide a list of all area carriers. Some of the basic managed care information required is:

      Total subscribers
      Subscribers by zip code
      Areas of penetration
      Desired new penetration/growth plans
      Spectrum of contract types
      Capitation arrangements

The Managed Care Marketing Team will be composed of:

      Geoff Fisher - Raytel National Accounts Manager/Managed Care Marketing

      Tom Mattusch - Clinical Marketing Director, San Francisco

      Conrad Vernon - John Goodman & Associates, Cardiology Consultants

      Bill McKeon - Stanford/Raytel Marketing Director

Initial Managed Care Survey Activities

      Survey primary/secondary market

      1.     Develop carrier demographics

                     Primary payors - penetration, plan types, expansion
                                      strategies, growth opportunities

                     Subscribers - age, economics, plan types


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      2.     Survey Hospital Diagnostic Cath providers to determine standard cardiology charges for the area

                     Washington Hospital - Fremont
                     St. Rose Hospital - Hayward
                     Eden Hospital Medical Center - Castro Valley
                     Valley Medical Center - Pleasanton

      3.     Develop Pricing Model

                     Package Pricing - discounted fee for service
                     Capitation Pricing
                     Business/Industry/Self-Insured Package

      4. Contact Carriers (provider relations) to discuss needs/present cost benefits.

                     Determine:
                      current service providers
                      costs of service
                      volumes
                      needs
                      capitation possibilities

A separate survey of all business and industry over 500 employees will be completed. The intent is to develop a profile of services provided, HMO and participation and other relevant data.

The results of the surveys from the client, primary care physicians, specialists, managed care, business and industry will be used to develop a comprehensive business plan and volume forecast.

Included is a summarized list of the major components that make up the two phases of the Heart Center marketing plan.

COMPONENTS OF THE MARKET ASSESSMENT

      1.     Geographical definition of the service area

                     Primary, Secondary

      2.     Population growth analysis

      3.     Demographics and socio-economics analysis

      4.     Managed care penetration, presence and contracting strategy


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      5.     Business and industry review

      6.     Physician population analysis

      7.     Patient origin analysis

      8.     Competition analysis

      9.     Mortality rate review

      10.    Payor mix review

      11.    Cardiac procedure utilization review

      12.    Hospital presence review

      13.    Projection of potential patients

      14.    Projection of diagnostic and therapeutic cath procedure volumes

      15.    Identification of areas of expanding the market

      16.    Identification of strategies for success

      17.    Expanded service alternatives

COMPONENTS OF THE CARDIOVASCULAR MARKETING & BUSINESS PLAN


      1.     Mission statement



      2.     Background

      3.     General community and provider objectives

      4.     Marketing objectives & strategies

                     Physicians
                     Managed Care
                     Business & industry
                     Consumer


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      5.     Operational objectives

                     Facilities
                     Equipment
                     Services
                     Expansion

      6.     Organization

      7.     Outside physician participation

      8.     Capital requirements

      9.     Projections for patients, procedures and revenues

      10.    Implementation plan

      11.    Timeline

Schedule

To complete the Market Assessment will require between 90 and 120 days from the time we begin. The Business Plan will be completed within 30 to 60 days following the completion of the Market Assessment and the decisions derived from it.

Also included is a list of existing Raytel/Managed Care referral relationships in the bay area.

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                                          5.

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

                                     EXHIBIT 4.1

                            DUTIES OF THE MEDICAL DIRECTOR

Staffing

      Schedule of coverage
      On call coverage
      Lab technicians

Reports

      Physician Relationships
      Statistics for Managed Care
      Outcome analysis

Supervision

      Maintenance of medical standards
      QC & QA Programs
      Patient Protocols
      Clinical Protocols
      Professional Staff
      Incident and/or accident reports
      Interpretation of procedures/reading

Budgets

      Preparation of annual budgets

General Duties

      Marketing with Administration & Stanford Health Services
      Training & Education - Seminars/Conferences
      Selection of Supplies/disposables
      Selection of alternate person when unable to perform
      Drugs & Medications
      Community Education/Awareness programs
      Credentialing
      Selection of additional or replacement equipment


                  CONFIDENTIAL TREATMENT REQUESTED -- EDITED COPIES

                                EXHIBIT 8.7

                   SERVICE AREA DESCRIBED AS METROPOLITAN



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